Exhibit (a)(5)(cxvi)

Key:	BARBARA:	Barbara Schmidt, Quest
	CHARLES:	Charles Phillips, Oracle

BARBARA: Okay, this next portion is a live Webcast. So let me introduce myself so that it’s not just this voice on this phone. My name is Barbara Schmidt, I’m the Chief Information Officer for Computer Network Technology, or CNT, out of Minneapolis, Minnesota, and I’m the President of Quest, the JD Edwards users’ group.

Before I introduce our next speaker, I want to restate that Quest invited both PeopleSoft and Oracle to be here. I also want you to know that this is a live Webcast. So we’ve taken the precaution and are putting this on a seven-second delay to ensure there is no wardrobe malfunction.

Seriously, so it’s not on a seven-second delay. Quest is on record opposing the merger between PeopleSoft and Oracle and we are not reversing our stand. We want to provide a neutral forum where users can gain factual information about what an Oracle-PeopleSoft merger might mean for our companies, and the product suites in which we have invested in the event Oracle is successful.

Charles Phillips, President of Oracle Corporation, is with us today to provide information about Oracle’s plans. And this is particularly pertinent in light of last week’s Department of Justice action.

Since joining Oracle, Charles has been named a member of Oracle’s Board of Directors, and is responsible for field operations and customer-facing activities, including consulting, marketing, partners and sales, as well as corporate strategy and business development.

Prior to joining Oracle, Charles was with Morgan Stanley’s institutional securities division for nine years. He has been analyzing the enterprise software industry since 1986 and has been ranked the number one enterprise software industry analyst by Institutional Investor Magazine each year since 1994.

Charles holds a Bachelor’s degree in Computer Science from the United States Air Force Academy, an MBA in Finance from Hampton University in Virginia, and a Juris doctorate from New York Law School. Please welcome Charles Phillips to the stage.

CHARLES: Well thank you Barb for that introduction and, under the circumstances, I was certainly prepared for something worse, but not the wardrobe malfunction, that one threw me for a loop.

As I was walking to the stage, someone said, “Go break a leg,” and then they actually offered to break my leg. But, no seriously, thank you so much for giving us this opportunity, Barb, and all the members here. This is an important conversation that we need to have with you.

But before I get started, I do have to kind of point out the safe harbor language, since this is being Webcast and recorded and lots of other people will be watching. You can read that for yourself, but we’re required to do that in public forums.

So I’m going to address a couple of topics and I believe that will give you a deeper understanding of our intent regarding this transaction. So I just kind of want to outline what I’m going to talk about. So the first thing I’ll go through is I’ll provide a brief background on the rationale for the proposed transaction and why Oracle believes your organization will benefit and you as a customer will benefit. We have some, I think some great things to say there. I want to go through that with you.

The second thing I’ll do is talk about our strategy relative to JD Edwards products. And I understand the concern there, but I want to alleviate some of your concerns and give you some insight on our intentions. And then finally, I want to give you an update on the deal exactly what has transpired to date. What are next steps, and what can you expect to hear as you kind of monitor our progress on this thing.

But I also want to say what I’m not here to do. I’m not here to bash PeopleSoft. I’m here to talk about the potential relationship between Oracle and the Quest user group.

Your relationship with PeopleSoft is a separate issue. We were invited here to speak, and I thought it made sense to come speak with you directly and address your questions. You have a right to know that.

So Oracle is of course engaged in an intense takeover battle with PeopleSoft, but that’s business. Each side believes in its cause and we’ll see what the court decides. And while some of you may not like the confrontation, that’s our Darwinian system, and certainly their shareholders have already benefited from our offer.

So let me turn to Oracle’s rationale for the acquisition to begin with since there are a lot of misconceptions in the market that need to be cleared up. So we’ve undertaken this merger because we were absolutely convinced and still are, that a stronger combined applications business of Oracle and PeopleSoft is good for competition, good for investors, and good for customers. So let me amplify a bit.

So what do you get as a JD Edwards customers, former JD Edwards customers, using that product line? Let me outline some of the benefits. Number one, access to high-quality truly global customer support through Oracle’s award-winning customer support organization. We think we’re the best in the business at customer support in the software area.

Few companies in the technology sector can approach the breadth of Oracle’s global support operations, which will be augmented with PeopleSoft support personnel. We anticipate that every customer of PeopleSoft will be provided the same 24x7 support. And we truly have some people who are dedicated and fanatical about customer satisfaction, and truly heroic in their efforts while solving problems every day. This is our biggest business, support. Most of our profits and a single biggest element of revenue comes from support revenue. So this is something we care a lot about.

Further, we currently have support customers running a broad range of non-Oracle applications. So we have experience working with competitors’ products to solve customers’ problems. Remember, most of the applications running on top of our database weren’t written by Oracle. So we’re used to supporting multiple applications, not from us, and we work with whoever it is to solve the customer’s problem. This is not a new thing for us. Also, we would work with other database vendors to provide world-class support to JD Edwards customers. And we are committed to supporting the IBM iSeries hardware platform.

Point number two, more vertical market functionality. A combination of the two companies’ customer bases will create critical mass in several industries. That justifies increased investments for software enhancements unique to selected verticals. We plan to redirect a substantial portion of the savings from rationalizing duplicate administrative and marketing and other expenses aimed at landing new customers and focus it on providing product benefits to the existing customers of both companies.

Number three, innovative world-class outsourcing services. This is something we’re pretty good at. Our outsourcing customer base is growing rapidly and unlike any other software company, we’ve consistently invested in this business, which we consider strategic. We think our outsourcing operations represent the best practices in the industry and provide the lowest cost of ownership in the industry. This will provide yet another avenue for customers of both companies to realize additional cost benefits by having Oracle manage your software.

Number four, access to future software enhancements and features that leverage the collective wisdom of a larger development organization.

And number five, a larger combined organization will have the critical mass to invest and compete against the largest competitors in this market, SAP and Microsoft. And that’s good for you to have a stronger company and stronger supplier.

From Oracle’s perspective, we believe we’re in a strong position to absorb this acquisition quickly and efficiently and produce the outlined benefits for customers that I’ve described.

While I hope my review of Oracle’s rationale for the transaction has helped to explain how we believe customers will benefit, I’m sure you’re asking yourself—we’ve been hearing JD Edwards customers for awhile—what exactly does this mean for me in terms of products? So let me talk about that for a second.

We’ve worked pretty hard to try to provide as much clarity as possible about our intentions about the PeopleSoft product line. But we are working with limited information, that’s a fact. We don’t have access to as much information as I’d like to have. We don’t have access to PeopleSoft’s current product roadmap regarding the JD Edwards product portfolio, and that portfolio could change significantly as time goes on, before we can conclude this transaction.

We haven’t seen any public plans regarding the length and quality of product support, maintenance and enhancements around the One World, JD Edwards 5 or World product lines. That leaves open of course the distinct possibility that PeopleSoft could make a number of decisions that change the direction and form of one or several product lines.

Software products can morph into many derivatives, through decisions to merge, integrate or substitute products. Some of those are good business decisions, some of them are not.

At the same time, I think it’s pretty clear that this acquisition has not been exactly on the fast track and it will take more time for us to complete this transaction. That means, unfortunately, lots of things can change in the JD Edwards product line by the time we close the deal.

So the best I can do today is to give you more perspective on our strategy and philosophy around this acquisition, and how that would be applied to whatever PeopleSoft product portfolio we eventually inherit.

The most critical constituent in all of this is the customer. That’s why we’re here. We recognize the substantial investments you’ve made in your JD Edwards implementations. We understand the value of the JD Edwards product line. In fact, I helped take the company public years ago because I saw that value, and still appreciate the contributions the company and the management team made to the industry.

I also understand the economic, career and emotional ties each of you have to the JD Edwards product line, that’s important as well. This isn’t my first JD Edwards user group meeting.

So your strong user community is a valuable asset we’d like to work with. We receive valuable input today from Oracle user groups all over the world. And in fact, just last week, we had the heads of all our independent user groups come to Oracle headquarters to get a briefing from all of our executives and update them on our strategies, so we do that on a regular basis.

So that’s pretty much the strategy we’d use with you. So relying on your input and customer advisory boards, we’d use that to add more value to your investments you’ve already made. We think that’s the most logical path to enhancing our relationships with you and earning return for our shareholders.

We just don’t see any scenario in which it makes sense for us to acquire thousands of customers, pay billions of dollars for them and then take actions which alienate them. That’s not a wise way investment or good way to spend $9.4 billion.

The other thing I’d like to remind you is that we’ve done a similar transaction before, actually several, but one fairly large one. So let me tell you what happened the last time we did this.

With the acquisition of Rdb, which was a database from Digital Equipment about 10 years ago, we promised to focus on quality and stability, while enhancing features based on customer demand. And at the time, the questions you’re asking us today were the same exact questions those customers were asking back then. They had the same concerns.

So what was our track record? Well, after acquiring Rdb, we encouraged the formation of an independent Rdb customer advisory council in three regions throughout the world. And then we looked in closely to what they had to say. We relied heavily on the independent user groups to help direct the innovative functions and features that we added over time. We still help thousands of Rdb customers running important applications. They weren’t required to move. And in fact, some of those very customers have been our great references throughout this process saying, “These guys are good for their word. They came through for us.”

And we also obtained some great people from that acquisition. So the head of our entire technology development division that includes our database and application server, basically a big chunk of our business, came from Rdb. So you get good people when you do it as well.

So we think our track record speaks for itself, and you can speak to some Rdb customers on your own if you’d like to do that.

Finally, let me turn to the status of the deal. What’s going on. This process started back on June 6th of last year, of course, and we went to a second request phase with the DOJ which wasn’t surprising given the complexity of the transaction, the size of it, and the visibility of it.

So the critical path right now is antitrust review. And the market the Department of Justice is focused on is that of Human Resources and Financial applications in the largest organizations in the world. So very large, complex enterprises, and that’s the market they’re concerned about.

So it is the government’s burden to define a set of customers for which only Oracle, PeopleSoft and SAP are viable choices and that are harmed by this transaction. For a variety of reasons, we simply don’t think that’s possible.

Even assuming that one could define such a market, such a group of customers, the number of transactions each year in that very high end, since the market is somewhat saturated, would be far outweighed by the benefits we’re bringing to the combined organization’s continued support, cross-pollinization of modules and a superset of products combining the best of both companies.

While the public companies get a lot more attention from press and analysts and may be better known, people in the industry, people in this room know there are many other alternatives. Virtually everyone in this room has heard of or perhaps even used products from companies like Lawson, SSA, Geac and others. And it’s that very large category of “other” on the market share chart that quietly but collectively represents intense competition and innovation.

We also all know that outsourcing and BPO are strong alternative solutions that also compete with the decision to install on-premise software solutions.

Moreover, a lot of things have changed over the last few years as offshore development and IT services that made BPO services a more cost-effective and lowered the barriers for new or renewed competitors.

Right now, SAP has about three times the market share of either PeopleSoft or Oracle in the applications business, according to IDC.

Microsoft has poured $2 billion into this industry in acquisitions and continues to invest heavily. We have some big competitors and to compete we’ll need similar economies of scale. And that’s the thinking behind this acquisition.

The bottom line is this. The market for enterprise applications is highly, highly competitive with larger companies coming into the market and many substitute products and services evolving by the week, almost.

Plus, it’s a buyer’s market. You all know that. Customers control the information in this bidding market, along with consultants such as systems integrators, Gartner Group, companies like that. They can assure they receive aggressive pricing regardless of the size of the company or the organization. But again, the courts will decide that one.

Oracle isn’t the first company to challenge the DOJ decision. They recommended and challenged and went to court to stop this. And so we decided to continue to fight. The track record is actually pretty good for companies who actually pursue that option. And we think we have stronger facts than some of the successful challengers that preceded us.

Given the huge potential and the benefit for customers and shareholders, and the facts as we see them, which would strongly favor us, it becomes obvious that we should continue to pursue this acquisition and play to win.

No one said this would be easy, we didn’t expect that. But just because the task is difficult doesn’t mean you don’t pursue it. It doesn’t mean you fold your tent.

So what I’d like to do is leave you with a few thoughts on how we expect the next few months to unfold. It’s hard to say how long these acquisitions will take, how long the lawsuit will take, but we’ll be going to court over the next few months and we’ll see what happens from there.

So I want to also thank you for letting us come here and explain our strategy, our thoughts about this acquisition. We’ve tried to put as much information as possible available on our

Website. We tried to communicate through all channels. We’re at somewhat of a disadvantage not being able to reach all the customers, and not having their contact information, so we’ve used the channels available to us. So this was an important opportunity for us to actually talk directly to customers.

Other than that, we’ve been using Webcast, some direct mail, our Website, things like that. So, that disadvantage of being able to get information out, of course, was not helpful. But we think over time as we talk to more customers, expect to last two or three months, without exception, once we’ve explained our strategy, once we explain how we’re going to invest in their product lines and enhance them, once we explain about the global support operations and the outsourcing, without exception, the customers say, “I get it. That makes a lot of sense. I’d rather have a stronger applications provider that can support all these products with global support than not.”

And if you look at the fragmentation in the industry, it’s the next evolution of things to come. And in fact, pretty much every CEO in the industry has said that.

So that’s our view on where we stand today and why we’re continuing to do this. We just think there’s a huge win-win for customers and for shareholders, and for the Oracle Corporation as a total. And this is all business. We hope you understand what our strategy is and that provides you some comfort.

And again, thank you for letting us speak with you today.

BARBARA: Thank you very much. Thank you, Charles. I want to thank you for being here today and for presenting. I can assure you that whatever happens between PeopleSoft and Oracle, Quest will be a consistent source of information and support for the user community.

And to the users in the audience, if you have any questions related to his comments, please feel free to write them down and share them with a member of the Quest staff, because Oracle has asked us to pass these along to them, to answer on our behalf.

So this concludes the Webcast portion at this time.

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IMPORTANT NOTICE:

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SECs website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.